                                 SCHEDULE 14A

                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          WESTMORELAND COAL COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                                                              PRELIMINARY COPIES

                           WESTMORELAND COAL COMPANY
                       2 North Cascade Avenue, 14th Floor
                        Colorado Springs, Colorado 80903

                                 April  , 1999

Dear Stockholder:

   It is our pleasure to invite you to attend the Special Meeting of Stockholders of Westmoreland Coal Company to be held on Tuesday, May 11, 1999,
at  :00  .m., local time, at                 .

   At the Special Meeting, we will ask the holders of Common Stock to consider and vote upon the election of five directors to the Board of Directors. In addition, we will ask the holders of Depositary Shares (each representing one-quarter of a share of our Series A Convertible Exchangeable Preferred Stock) to consider and vote upon the election of two additional directors to the Board of Directors.

   The formal Notice of Special Meeting, the Proxy Statement and our WHITE proxy card follow. Your vote is important, regardless of the size of your holdings. Whether or not you plan to attend the Special Meeting and vote in person, please take a moment and complete, sign and date our enclosed WHITE proxy card and return it in the enclosed postage-paid envelope. Instructions for voting are contained on the WHITE proxy card. Voting in advance of the Special Meeting will not limit your right to vote in person should you wish to attend the Special Meeting.

   We look forward to seeing you at the Special Meeting.

                                        Sincerely,

                                        Christopher K. Seglem
                                        Chairman of the Board, President
                                        and
                                        Chief Executive Officer

                                   IMPORTANT

    Your vote is important. Please take a moment to sign, date and promptly mail your WHITE proxy card in the postage-paid envelope provided. If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. If you have any questions or need further assistance in voting, please contact the firm assisting us in the solicitation of proxies:

                               Morrow & Co., Inc.
                        Call toll free at (800)    -

                                                              PRELIMINARY COPIES

                           WESTMORELAND COAL COMPANY
                       2 North Cascade Avenue, 14th Floor
                        Colorado Springs, Colorado 80903

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

   A Special Meeting of Stockholders of Westmoreland Coal Company, a Delaware
corporation (the "Company"), will be held at                    , on Tuesday,
May 11, 1999 at   :00  .m. local time, and at any or all adjournments or
postponements thereof. The Special Meeting is being held in lieu of an annual meeting of the Company's stockholders in 1999.

   At the Special Meeting, the Company will ask the stockholders to vote on two proposals:

  1. The election by the holders of Common Stock of five directors to the Board of Directors to serve for a one-year term; and

  2. The election by the holders of Depositary Shares of the Company (each representing one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock) of two additional directors to the Board of Directors to serve for a one-year term.

   The record date for the holders of Common Stock is March 23, 1999, and only those holders of record of Common Stock on such record date will be entitled to notice of and to vote at the Special Meeting. On March 10, 1999, pursuant to an agreement under which the Company successfully emerged from bankruptcy in January 1999, the Company commenced a tender offer to purchase up to 1,052,631 Depositary Shares at a price of $19.00 per Depositary Share, subject to certain terms and conditions. The tender offer expired on April 6, 1999 and pursuant to
such tender offer, the Company purchased          Depositary Shares. The
Company has established the close of business on April 12, 1999 as the record date for those holders of record of the Depositary Shares entitled to notice of and to vote at the Special Meeting.

   In addition, at the Special Meeting, the stockholders may transact such other business as may properly come before the meeting or at any adjournment or postponement thereof. The Proxy Statement which follows contains more detailed information as to the actions proposed to be taken.

   This Notice of Special Meeting of the Stockholders is first being mailed to
holders of Common Stock on or about April   , 1999 and will be mailed to the
holders of Depositary Shares as soon as practicable after April   , 1999.

   PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                      Charles H. Finkenstadt, Jr.
                                      Corporate Secretary

April   , 1999

                                                             PRELIMINARY COPIES

                           WESTMORELAND COAL COMPANY
                      2 North Cascade Avenue, 14th Floor
                       Colorado Springs, Colorado 80903

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                                                                 April   , 1999

General Information

   The enclosed proxy is solicited on behalf of the Board of Directors of Westmoreland Coal Company, a Delaware corporation (the "Company"), for use at a special meeting of stockholders in lieu of an annual meeting scheduled to be held on May 11, 1999, and at any and all adjournments or postponements thereof (the "Special Meeting"). The proxy may be revoked by a stockholder at any time before its exercise by written notice to the Corporate Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the Special Meeting. A stockholder's attendance at the Special Meeting will not by itself revoke any previously executed proxy by such stockholder. If your shares are held by a broker, you must contact your broker to revoke your proxy.

   Holders of Common Stock of record at the close of business on March 23, 1999, will be entitled to notice of and to vote at the Special Meeting. On March 10, 1999, pursuant to an agreement under which the Company successfully emerged from bankruptcy in January 1999, the Company commenced a tender offer (the "Tender Offer") to purchase up to 1,052,631 Depositary Shares (each representing one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock) at a price of $19.00 per Depositary Share, subject to certain terms and conditions. The Tender Offer expired on April 6,
1999 and pursuant to the Tender Offer, the Company purchased        Depositary
Shares. The Company has established the close of business on April 12, 1999 as the record date for those holders of record of the Depositary Shares entitled to notice of and to vote at the Special Meeting. The Company selected April 12, 1999 as the record date for the Depositary Shares so that holders of Depositary Shares will only be able to vote at the Special Meeting those Depositary Shares that are not purchased by the Company in the Tender Offer. On March 23, 1999, the record date for the holders of Common Stock, the Company had outstanding 7,059,663 shares of Common Stock. On April 12, 1999, the record date for the holders of Depositary Shares, the Company had
outstanding     Depositary Shares.

   The Common Stock and the Depositary Shares constitute all of the Company's voting securities. Each outstanding share of Common Stock and each outstanding Depositary Share will entitle the holder to one vote for each nominee as director; provided, however, that of the seven nominees for the Board of Directors of the Company, five of such nominees (the "Common Stockholder Nominees") will be elected solely by the holders of Common Stock ("Proposal 1") and two of such nominees (the "Depositary Stockholder Nominees") will be elected solely by the holders of Depositary Shares ("Proposal 2"). Accordingly, only holders of Common Stock will be entitled to vote on Proposal 1, and only holders of Depositary Shares will be entitled to vote on Proposal 2.

   Separate WHITE proxy cards are being sent to holders of Common Stock and to the holders of Depositary Shares. If you only hold shares of Common Stock, you will only be sent the WHITE proxy card for holders of Common Stock. If you only hold Depositary Shares, you will only be sent the WHITE proxy card for holders of Depositary Shares. If you own both Common Stock and Depositary Shares, you will be sent both WHITE proxy cards and you should complete both WHITE proxy cards if you wish to use such proxies to vote your respective interests in the Common Stock and Depositary Shares.

   This Proxy Statement and attached WHITE proxy card are being first mailed
to stockholders on or about April   , 1999.

   A stockholder may, with respect to the election of directors for which such stockholder is entitled to vote: (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee(s) with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the WHITE proxy card. Duly executed and unrevoked WHITE proxies received by the Company prior to the Special Meeting will be voted in accordance with the stockholders specifications marked thereon. In the absence of a specific direction from the stockholder, the WHITE proxies will be voted for the election of all named director nominees.

   A quorum is necessary to hold a valid meeting of stockholders. If stockholders entitled to cast at least a majority of the shares entitled to vote at the Special Meeting are present in person or by proxy, a quorum will exist for purposes of electing the nominees for the Board of Directors. Shares owned by the Company are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the Special Meeting, please vote your shares by completing, signing and dating the enclosed WHITE proxy card and returning it promptly in the enclosed postage-paid envelope, even if you plan to attend the Special Meeting in person. Abstentions are counted as present, and broker non-votes may be counted as present, to establish a quorum.

   If a quorum is present at the Special Meeting, the Company's bylaws provide that directors shall be elected by the affirmative votes of a plurality of the votes of the shares present in person or by proxy at the Special Meeting. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

   IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" YOUR BOARD'S NOMINEES ON OUR WHITE PROXY CARD.

                                   PROPOSAL 1

             COMMON STOCKHOLDER NOMINEES FOR ELECTION OF DIRECTORS

   The five persons named in the following table, all of whom are now directors of the Company, have been designated as the Common Stockholder Nominees for election to the Board of Directors for a one-year term. All of these directors were elected by the stockholders of the Company at the 1996 annual meeting of stockholders. As a result of the Company's bankruptcy proceedings during 1997 and 1998, no annual meetings of stockholders have been held since the 1996 annual meeting. The persons named in the WHITE proxy card intend to vote for the election of these Common Stockholder Nominees. Each Common Stockholder Nominee has consented to being named and to serve if elected. If any Common Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any Common Stockholder Nominee will decline or be unable to serve. In addition, two Depositary Stockholder Nominees have been nominated by the Company and will be submitted to a vote of the holders of the Depositary Shares. See "Proposal 2 -- Depositary Stockholder Nominees for Election as Directors" below. The holders of the Company's Depositary Shares are not entitled to vote on this Proposal 1.

          THE BOARD OF DIRECTORS URGES HOLDERS OF COMMON STOCK TO VOTE
                     "FOR" THE COMMON STOCKHOLDER NOMINEES

                              Business Experience         Director
                                  During Past              of the
                             Five Years and Other         Company        Committee
 Name                            Directorships        Age  Since     Memberships(/1/)
 ----                      ------------------------   --- -------- ---------------------
 Pemberton Hutchinson(/2/) Chairman of the Board of    68   1977   Executive (Chairman);
                           the Company (January                    Compensation
                           1992 through June 1996);                and Benefits
                           Chief Executive Officer
                           (January 1989 through
                           June 1993); and
                           President of the Company
                           (June 1981 through June
                           1992). Director of
                           Mellon Bank Corporation
                           and Teleflex
                           Incorporated.

 William R. Klaus(/2/)     Chairman Emeritus,          73   1973   Executive;
                           Pepper Hamilton LLP,                    Compensation
                           attorneys, and former                   and Benefits
                           Chairman of Commercial                  (Chairman);
                           Practice Department and                 Audit;
                           Merger and Acquisition                  Independent
                           Practice Group (retired                 Directors
                           1996); Director, The
                           Fidelity Bank (May 1973
                           through April 1992);
                           Director, Pennsylvania
                           Warehousing & Safe
                           Deposit Company, Inc.
                           (since February 1968);
                           Director, Acer
                           Engineering &
                           Consultants, Inc. (a
                           subsidiary of Hyder plc,
                           a U.K. company) (since
                           January 1990).

 Thomas W. Ostrander(/2/)  Managing Director,          48   1995   Audit;
                           Salomon Smith Barney                    Independent
                           Inc., investment banking                Directors
                           firm (and predecessor                   (Chairman);
                           firms) (since 1989).                    Corporate
                                                                   Governance
                                                                   (Chairman)


                               Business Experience         Director
                                   During Past              of the
                              Five Years and Other         Company      Committee
 Name                             Directorships        Age  Since   Memberships(/1/)
 ----                       ------------------------   --- -------- -----------------
 Christopher K. Seglem(/2/) Chairman of the Board of    52   1992   Executive
                            Directors (since June
                            1996) and Chief
                            Executive Officer of the
                            Company (since June
                            1993); President of the
                            Company (since June
                            1992); Chief Operating
                            Officer of the Company
                            (June 1992 through June
                            1993); and Executive
                            Vice President of the
                            Company (December 1990
                            through June 1992).
 Edwin E. Tuttle(/2/)       Director of General         71   1978   Executive;
                            Accident Insurance                      Compensation
                            Company of America (from                and Benefits;
                            1980 through April                      Audit (Chairman);
                            1998); Director of                      Independent
                            CoreStates Bank, N.A.                   Directors
                            (December 1976 through
                            April 1996); and retired
                            Vice-Chairman of Elf
                            Atochem of North
                            America, Inc. (a
                            diversified chemical
                            company).

--------
(1)  See "Information about the Board and Committees" below.

(2) In connection with the implementation of the Company's business restructuring plan announced in 1993, the Company filed a "pre-packaged" plan of reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") on November 8, 1994 (the "1994 Bankruptcy Filing") to facilitate the sale of the assets of a subsidiary, Criterion Coal Company, a portion of the proceeds of the sale of which were to be used to repay maturing long-term debt. The Company's plan of reorganization was confirmed on December 16, 1994 and the Company emerged from bankruptcy on December 22, 1994. The Company filed a second voluntary petition for reorganization under Chapter 11 on December 23, 1996 (the "1996 Bankruptcy Filing" and together with the 1994 Bankruptcy Filing, the "Bankruptcy Filings"). The Company successfully emerged from bankruptcy on January 4, 1999 pursuant to the terms of a consensual dismissal. Mr. Hutchinson was a Director and an executive officer of the Company at and within two years before the time of the 1994 Bankruptcy Filing and a Director at and within two years before the time of each of the Bankruptcy Filings. Mr. Seglem was a Director and held the executive offices indicated at and within two years before each of the Bankruptcy Filings. In addition, Messrs. Klaus and Tuttle were Directors of the Company at and within two years before each of the Bankruptcy Filings, and each of the executive officers named under "Executive Officers" below, except Mr. Jaeger, was an executive officer of the Company at and within two years before each of the Bankruptcy Filings. Mr. Jaeger was an executive officer and Mr. Ostrander was a Director of the Company at and within two years before the 1996 Bankruptcy Filing.

                                  PROPOSAL 2

           DEPOSITARY STOCKHOLDER NOMINEES FOR ELECTION AS DIRECTORS

   The holders of the Depositary Shares will be entitled to elect two additional directors at the Special Meeting. Each Depositary Share represents one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock, the terms of which entitle the holders thereof to elect two directors if the Company is in arrears on six or more Preferred Stock dividends. The Company was in arrears on eighteen quarterly dividends as of April 1, 1999, and the Board of Directors accordingly has nominated two persons for election as directors pursuant to these provisions.

   The two persons named in the following table have been designated as the Depositary Stockholder Nominees for election to the Board of Directors for a one-year term. Both of these nominees were brought to the Company's attention as candidates by holders of Depositary Shares and were elected to the Board of Directors in September 1996, at a special meeting of the holders of Depositary Shares. They were believed to have the support of the then largest holder of Depositary Shares and were elected with the support of approximately 97% of the Depositary Shares present or represented at the meeting. Mr. James W. Sight was originally appointed by the Board of Directors in 1995 to ensure the Board of Directors' attentiveness to the concerns of the holders of Depositary Shares after the Company had suspended payment of Preferred Stock dividends, but before six dividends had been missed. He was then reelected to the Board of Directors by the holders of the Depositary Shares in June 1996, as one of the two directors permitted to be elected by such holders. The persons named in the WHITE proxy card intend to vote for the election of the two Depositary Stockholder Nominees named below. Each Depositary Stockholder Nominee has consented to being named and to serve if elected. If any Depositary Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any Depositary Stockholder Nominee will decline or be unable to serve. The holders of the Company's Common Stock are not entitled to vote on this Proposal 2.

       THE BOARD OF DIRECTORS URGES HOLDERS OF DEPOSITORY SHARES TO VOTE
                   "FOR" THE DEPOSITARY STOCKHOLDER NOMINEES

                                                                Director
                                                                 of the
                         Business Experience During Past        Company     Committee
 Name                  Five Years and Other Directorships   Age  Since   Memberships(/1/)
 ----                  ----------------------------------   --- -------- ----------------
 Robert E. Killen(/2/) Chairman of the Board and             58   1996   --
                       Chief Executive Officer of
                       The Killen Group, Inc.
                       (since April 1996);
                       Chairman of the Board of
                       Berwyn Financial Services
                       (since October 1991); and
                       President of The Killen
                       Group, Inc. (from
                       September 1982 to April
                       1996).

 James W. Sight(/2/)   Director of United                    43   1995   Audit;
                       Recycling Industries                              Independent
                       (since January 1995);                             Directors;
                       Director of U.S. Home                             Corporate
                       Corp. (since June 1993);                          Governance
                       and private investor.

--------
(1)  See "Information about the Board and Committees" below.

(2) Messrs. Killen and Sight were directors at the time of the 1996 Bankruptcy Filing.

Information About the Board and Committees

   The Board of Directors held 13 meetings during 1998. Each director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings held by all committees on which he served during the time he was in office.

   The functions of the Audit Committee of the Board of Directors were carried out by the Board as a whole during 1998 and the Audit Committee, composed of Messrs. Tuttle (Chairman), Klaus, Ostrander and Sight, did not meet separately during the year. This Committee, which reports to the Board of Directors, reviews the adequacy of the Company's internal accounting controls and oversees the implementation of management recommendations. It also reviews with the Company's independent auditors, the audit plan for the Company, the internal accounting controls, the financial statements and management letter. In addition, it recommends to the Board of Directors the selection of independent auditors for the Company.

   The Compensation and Benefits Committee of the Board of Directors, composed of Messrs. Klaus (Chairman), Hutchinson and Tuttle, met once during 1998. This Committee reviews the Company's and its subsidiaries' employee benefit programs and management compensation, and it reports its recommendations to the Board of Directors.

   The Executive Committee of the Board of Directors, composed of Messrs. Hutchinson (Chairman), Klaus, Seglem and Tuttle, did not meet during 1998. To the extent permitted by law, this Committee is authorized to exercise the power of the Board of Directors with respect to the management of the business and affairs of the Company.

   The Committee of Independent Directors, composed of Messrs. Ostrander (Chairman), Klaus, Sight and Tuttle, did not meet during 1998. This Committee is composed of directors who are not and have never been officers or employees of the Company or of Penn Virginia Corporation, which was a significant stockholder of the Company and leased certain coal properties to the Company until 1996. It is authorized to review matters involving transactions or issues between the Company and Penn Virginia Corporation and to determine whether the terms and conditions of such transactions are fair and reasonable to the Company and no less favorable than if negotiated with an unaffiliated company.

   The Corporate Governance Committee, composed of Messrs. Ostrander (Chairman) and Sight, did not meet during 1998. This Committee is authorized to review issues related to corporate governance and structure and to make recommendations to the Board of Directors.

   The Board of Directors does not have a standing nominating committee.

Recent Schedule 13D Filing

   On March 9, 1999, Frank E. Williams, Jr., R. Bentley Offutt, Guy O. Dove III, Wynnefield Partners Small Cap Value L.P. I, Wynnefield Partners Small Cap Value L.P., and Wynnefield Small Cap Value Offshore Fund Ltd. (collectively, the "Dissident Group") filed a Schedule 13D (the "Schedule 13D Filing") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the
Schedule 13D Filing, the Dissident Group stated, among other things, that they "[sought] to remove the present Board of Directors and to replace some or all [sic] that Board with nominees to be chosen by the [Dissident] Group" and that the Dissident Group "plans to solicit proxies to further that end" and intends "the redirection of the . . . [Company's] business activities." On March 16, 1999, Mr. Williams issued a press release which stated that the Dissident Group "intends to nominate a slate of directors and to solicit proxies toward its objective of replacing some of Westmoreland Coal's current board."

                       BENEFICIAL OWNERSHIP OF SECURITIES

   As of March 31, 1999, to the Company's knowledge, the following persons were the beneficial owners of 5% or more of the Company's voting securities:

                                 Number of Shares and Nature of
                                    Beneficial Ownership(/1/)
                           ----------------------------------------------------
                                        Percentage                Percentage of
Name and Address of        Common       of Common  Depositary      Depositary
Beneficial Owner(/1/)       Stock         Stock      Shares          Shares
---------------------      -------      ---------- ----------     -------------
The Killen Group, Inc....  786,054(/2/)    11.1%     45,372(/3/)       2.0%
1189 Lancaster Avenue
Berwyn, PA 19312

Wynnefield Partners......  659,628(/4/)     9.3%     46,400(/5/)       2.0%
Small Cap Value LP
One Penn Plaza, Suite
 4720
New York, NY 10119

Jeffrey L. Gendell.......  408,300          5.8%         --             --
200 Park Avenue
Suite 3900
New York, NY 10166

Ryback Management Corp...       --           --     347,284(/6/)      15.1%
7711 Carondelet Ave.
Suite 700
P.O. Box 16900
St. Louis, Missouri 63105

--------
(1) Based solely on information contained in Schedule 13Ds and 13Gs filed by the beneficial owners with the Securities and Exchange Commission or information furnished to the Company. Except as indicated below, the respective beneficial owners have reported that they have sole voting power and sole dispositive power with respect to the securities set forth opposite their names. Percentages of less than 1% are indicated by a dash. For ease of analysis, the Common Stock information in the table and the related footnotes do not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of 1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted, although Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for holders of Common Stock for the Special Meeting.

   As described above under "Recent Schedule 13D Filing," the Dissident Group filed a Schedule 13D on March 9, 1999. In the Schedule 13D Filing, Mr. Williams reported that he has beneficial ownership and sole voting power and sole dispositive power with respect to 211,000 shares of Common Stock (representing approximately 3.0% of the Common Stock) and 38,000 Depositary Shares (representing approximately 1.7% of the Depositary Shares). Mr. Offutt reported that he has beneficial ownership of 199,400 shares of Common Stock (representing approximately 2.8% of the Common Stock). Mr. Offutt has sole voting and dispositive power with respect to 50,000 shares and shared voting power and dispositive power with respect to 149,400 shares, which shares are held by his wife. Mr. Dove reported that he has beneficial ownership of 208,000 shares of Common Stock (representing approximately 3.0% of the Common Stock) and 30,000 Depositary Shares (representing approximately 1.3% of the Depositary Shares). Mr. Dove has sole voting and dispositive power with respect to 198,000 shares of Common Stock and 30,000 Depositary Shares and shared voting power with respect to 10,000 shares of Common Stock, which shares are owned by his adult children. The beneficial ownership of Wynnefield Partners Small Cap Value L.P. I, a Delaware limited partnership ("Wynnefield LP I"), Wynnefield Partners Small Cap Value L.P., a Delaware limited partnership ("Wynnefield LP"), and Wynnefield Small Cap Value Offshore Fund, a Cayman Islands partnership ("Offshore Fund"), is described in Notes (4) and (5). The members of the Dissident Group are deemed to have beneficial ownership of approximately 18.1% of the Common Stock and approximately 5.0% of the Depositary Shares.

(2) Includes 12,184 shares of Common Stock owned by Mr. Killen as a personal investment, and 773,870 shares of Common Stock owned by The Killen Group, Inc. ("The Killen Group") of which Mr. Killen is the Chairman, Chief Executive Officer and sole stockholder. Of the 773,870 shares of Common Stock, The Killen Group reports that it has sole voting power with respect to 547,350 shares.

(3) Includes 2,000 Depositary Shares owned by Mr. Killen as a personal investment, and 43,372 Depositary Shares owned by The Killen Group, of which Mr. Killen is the Chairman, Chief Executive Officer and sole stockholder. Of the 43,372 Depositary Shares owned by The Killen Group, it has sole voting power with respect to 21,021 Depositary Shares held by Berwyn Income Fund and dispositive power with respect to 22,351 Depositary Shares held in various client accounts.

(4) Includes 210,947 shares of Common Stock held by Wynnefield LP I, 317,253 shares of Common Stock held by Wynnefield LP and 131,428 shares of Common Stock held by Offshore Fund. See also Notes (1) and (5).

(5) Includes 20,400 Depositary Shares held by Wynnefield LP I, 17,000 Depositary Shares held by Wynnefield LP and 9,000 Depositary Shares held by Offshore Fund. Collectively, these Depositary Shares are convertible into 79,251 shares of Common Stock, which shares of Common Stock, together with the 659,628 shares of Common Stock reported in Note (4), would represent 10.4% of the total shares of Common Stock outstanding. See also Notes (1) and (4).

(6) Ryback Management Corporation reported in the Schedule 13G filed by it on February 10, 1999, that it holds 347,284 Depositary Shares in a fiduciary capacity for its clients, including Depositary Shares held by two separate series of the Lindner Investment Series Trust, an affiliated registered investment company. Lindner Bulmark Fund reports that it has sole voting power with respect to 119,300 Depositary Shares, which Depositary Shares, assuming conversion into shares of Common Stock, would represent 203,764 shares of Common Stock, or 2.8% of the total number of shares of Common Stock outstanding. The Lindner Growth Fund reports that it has sole dispositive power with respect to 227,984 Depositary Shares, which Depositary Shares, assuming conversion, would represent 389,397 shares of Common Stock, or 5.2% of the total number of shares of Common Stock outstanding.

   The following table sets forth information as of March 23, 1999 concerning beneficial ownership of each director and executive officer of the Company and of the directors and executive officers of the Company as a group:

                                         Number of Shares and Nature of
                                            Beneficial Ownership(/1/)
                                  ---------------------------------------------
                                            Percentage            Percentage of
                                   Common   of Common  Depositary  Depositary
Name*                               Stock     Stock      Shares      Shares
-----                             --------- ---------- ---------- -------------
Pemberton Hutchinson(/2/)........     4,600      --       3,200         --
Robert E. Killen(/3/) (/4/)......   786,054    11.1%     45,372        2.0%
William R. Klaus(/5/)............     9,214      --          --         --
Thomas W. Ostrander..............     7,323      --          --         --
Christopher K. Seglem(/6/).......   179,362     2.5%         24         --
James W. Sight...................   265,000     3.6%         --         --
Edwin E. Tuttle(/7/).............    25,415      --          --         --
R. Page Henley, Jr.(/8/).........    56,824      --          --         --
Robert J. Jaeger(/9/)............    20,000      --          --         --
Theodore E. Worcester(/10/)......    72,475     1.0%         --         --
Directors and Executive Officers
 of the Company
 as a Group (10 persons) ........ 1,426,267    19.3%     48,596        2.1%

--------
 * The mailing address for each of these individuals is c/o Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903, except that the mailing address for Robert E. Killen is c/o The Killen Group, Inc., 1189 Lancaster Avenue, Berwyn, Pennsylvania 19312.

(1) This information is based on information known to the Company or furnished to the Company by directors and executive officers. Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole dispositive power with respect to all of the shares set forth opposite their names. Percentages of less than 1% are indicated by a dash. For ease of analysis, the Common Stock information in the table and the related footnotes do not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of
     1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted, although Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for holders of Common Stock for the Special Meeting.

(2) Includes 3,000 shares of Common Stock which may be purchased under the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1991 Plan").

(3) Includes 773,870 shares of Common Stock held by The Killen Group Inc., of which Mr. Killen is the Chairman, Chief Executive Officer and sole stockholder and 12,184 shares held by Mr. Killen as a personal investment.

(4) Includes 2,000 Depositary Shares held by Mr. Killen as a personal investment, and 43,372 Depositary Shares owned by The Killen Group, of which Mr. Killen is the Chairman, Chief Executive Officer and sole stockholder. Of the 43,372 Depositary Shares owned by The Killen Group, it has sole voting power with respect to 21,021 Depositary Shares held by Berwyn Income Fund and dispositive power with respect to 22,351 Depositary Shares held in various client accounts.

(5) Includes 7,500 shares of Common Stock which may be purchased under the 1991 Plan.

(6) The Westmoreland Coal Company and Affiliated Companies Employees' Savings/Retirement Plan (the "401(k) Plan") provides investment alternatives which include Common Stock and Depositary Shares). The amount in the table for Mr. Seglem includes 3,016 shares of Common Stock and 24 Depositary Shares held by the Mellon Bank, as trustee of the 401(k) Plan. Includes 183,000 shares of Common Stock which may be purchased under the 1985 Westmoreland Incentive Stock Option and Stock Appreciation Rights Plan (the "1985 Plan") and the 1995 Long Term Incentive Stock Plan (the "1995 Plan").

(7) Includes 7,500 shares of Common Stock which may be purchased under the 1991 Plan.

(8) Includes 3,314 shares of Common Stock held by the Mellon Bank, as trustee of the 401(k) Plan. Includes 28,500 shares of Common Stock which may be purchased under the 1985 Plan and the 1995 Plan.

(9) Includes 20,000 shares of Common Stock which may be purchased under the 1995 Plan.

(10) Includes 7,475 shares of Common Stock held by the Mellon Bank, as trustee of the 401(k) Plan. Includes 65,000 shares of Common Stock which may be purchased under the 1985 Plan and the 1995 Plan.

                              EXECUTIVE OFFICERS

   The following sets forth certain information with respect to the executive officers of the Company.

Name             Age                         Position
----             ---                         --------
Christopher K.    52 Chairman of the Board, President and
 Seglem(/1/)         Chief Executive Officer

R. Page Henley,   64 Senior Vice President--Acquisitions and
 Jr.(/2/)            Development, and Government Affairs,
                     President Westmoreland Coal Sales Company

Robert J.         50 Senior Vice President of Finance and Treasurer
 Jaeger(/3/)

Theodore E.       58 Senior Vice President of Law and Administration; General
 Worcester(/4/)      Counsel and Assistant Secretary

--------
(1) Mr. Seglem was elected President and Chief Operating Officer of the Company in June 1992, and a Director of the Company in December 1992. In June 1993, he was elected Chief Executive Officer, at which time he relinquished the position of Chief Operating Officer. In June 1996, he was elected Chairman of the Board. He is a member of the bar of Pennsylvania.

(2) Mr. Henley was elected Senior Vice President--Government Affairs in June 1992. In 1993, Mr. Henley was elected Vice President, General Counsel and Secretary of Westmoreland Energy, Inc. ("WEI"), a subsidiary of the Company. In 1994, Mr. Henley was elected Senior Vice President-- Development of the Company. In 1995, Mr. Henley was elected President of Westmoreland Coal Sales Company and relinquished his positions with WEI. In 1997, Mr. Henley's duties were expanded to include acquisitions, and his title was revised accordingly. He is a member of the bars of West Virginia and Virginia.

(3) Mr. Jaeger held various financial positions at Penn Virginia Corporation from 1976 and was Vice President and Chief Financial Officer when he left in March 1995. He joined WEI in April 1995 as Vice President-- Finance. He was elected Vice President--Finance, Treasurer and Controller of the Company in September 1995. He was elected Senior Vice President--Finance, Treasurer and Controller in February 1996 and relinquished the position of Controller in January 1998. Mr. Jaeger is a certified public accountant.

(4) Mr. Worcester was elected Vice President and General Counsel in 1990. He was elected Senior Vice President in June 1992 while retaining his position of General Counsel of the Company. In 1995, he was elected Senior Vice President of Law and Administration and in 1996, Corporate Secretary, in addition to his General Counsel position. He is a member of the bar of Colorado. Mr. Worcester relinquished the title of Corporate Secretary as of January 1999.

                            EXECUTIVE COMPENSATION

   The following table sets forth the cash compensation and certain other components of compensation for 1998, 1997 and 1996 for the Chief Executive Officer and other three most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for 1998.

                          Summary Compensation Table

                                                                   Long-Term Compensation     All Other
                                        Annual Compensation                Awards         Compensation(/1/)
                                  -------------------------------- ---------------------- -----------------
                           Year                                    Restricted    Shares
Name and Principal         ended                      Other Annual    Stock    Underlying
Positions                 Dec. 31  Salary  Bonus(/2/) Compensation Awards(/3/)  Options
------------------        ------- -------- ---------- ------------ ----------- ----------
Christopher K. Seglem      1998   $334,802    $ --      $    --           --       --          $25,445
 Chairman of the Board,    1997   $334,802    $ --      $    --           --       --          $21,655
 President and Chief       1996   $334,802    $ --      $22,000           --       --          $13,200
 Executive Officer

R. Page Henley, Jr.        1998   $178,446    $ --      $    --           --       --          $10,235
 Senior Vice President--   1997   $175,000    $ --      $    --           --       --          $39,834
 Acquisitions and          1996   $175,000    $ --      $    --      $27,731       --          $ 3,750
 Development and,
 Government Affairs,
 President, Westmoreland
 Coal Sales Company

Robert J. Jaeger           1998   $177,112    $ --      $    --           --       --          $ 5,342
 Senior Vice President     1997   $161,805    $ --      $    --           --       --          $ 5,011
 of                        1996   $156,000    $ --      $ 1,393           --       --          $83,864
 Finance and Treasurer
Theodore E. Worcester      1998   $183,181    $ --      $    --           --       --          $ 9,663
 Senior Vice President     1997   $179,644    $ --      $    --           --       --          $11,356
 of                        1996   $179,644    $ --      $ 4,839           --       --          $ 3,750
 Law and Administration,
 General Counsel and
 Assistant Secretary

--------
(1) All Other Compensation for the named executive officers in 1998 consisted of directors' fees, Company contributions to the 401(k) Plan, and insurance premiums and financial planning fees paid by the Company. Mr. Seglem received directors' fees of $16,250 in 1998. The Company contributed $4,000 to the 401(k) Plan during 1998 on behalf of each of Messrs. Seglem, Henley, Jaeger and Worcester. In 1998 the Company paid life insurance premiums of $4,747, $6,235, $782 and $4,063 for Messrs. Seglem, Henley, Jaeger and Worcester, respectively, and paid financial planning fees of $448, $560 and $1,600 for Messrs, Seglem, Jaeger and Worcester, respectively. All Other Compensation for some earlier years includes reimbursement for relocation expenses.

(2) In connection with the Company's successful emergence from bankruptcy, in which all creditors' and stockholders' interests were fully preserved, bonuses in the approximate amount of $2.6 million were paid to the employees of the Company and its subsidiaries in February 1999, approximately one-half of which were paid to the executive officers of the Company.

(3) Mr. Henley was granted 5,000 shares of restricted stock under the Westmoreland Coal Company 1995 Long-Term Incentive Stock Plan. These shares are valued in the table at the closing price of the Company's common stock on the date of grant, December 5, 1995, and are treated like other shares of common stock for the purpose of the payment of dividends. These shares ceased to be restricted on January 1, 1997. Neither the grant of the restricted stock nor his vesting in the stock required any consideration to be paid by Mr. Henley.

Pension Plan

   The Company sponsors a Pension Plan (the "Plan") for eligible employees of the Company and its subsidiaries to which employees make no contributions. All employees whose terms and conditions of employment are not subject to collective bargaining and who work 1,000 or more hours per year are eligible for participation in the Plan. Eligible employees become fully vested after five years of service, or in any event, upon attaining age 65.

   The Plan was adopted effective December 1, 1997 as a qualified replacement plan for a previous plan (the "Previous Plan"), which was terminated effective November 30, 1996 (the "Previous Plan Termination Date"). In general, the Plan provides for payment of annual retirement benefits to eligible employees equal to 1.2% of any employee's average annual salaried compensation (over the sixty most highly compensated consecutive months of employment) plus 0.5% of such average annual compensation in excess of the employee's pay used to determine Social Security retirement benefits ("covered compensation") for each year of service to a maximum of 30 years, less the benefit, if any, provided to the participants under the Previous Plan. The plan also provides for disability benefits and for reduced benefits upon retirement prior to the normal retirement age of 65. For the purpose of benefit calculation under the Plan, credited service under the Previous Plan is included with credited service under the Plan and a benefit amount is calculated using the above formula. The amount of the accrued benefit under the Previous Plan, calculated as of the Previous Plan Termination Date, is then subtracted to arrive at the benefit amount payable under the Plan.

   No amounts are included in the salary compensation column of the Summary Compensation Table above in respect of Plan contributions by the Company and its subsidiaries because the Plan is a qualified defined benefit plan. No contribution is required or permitted to this Plan for 1998, due to the full funding limitations imposed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The basis upon which benefits are computed is a straight-life annuity; payments are available in other forms on an actuarially reduced basis equivalent to a straight-life annuity. Benefit amounts set forth in the table below are not subject to any deduction for Social Security benefits or other offset amounts, except as noted below for the amount of the accrued benefit under the Previous Plan.

   The following table shows estimated annual retirement benefits, which are representative of an employee currently age 65 whose salary remained unchanged during his or her last five years of employment and whose benefit will be paid for the life of the employee:

                              Annual Benefit for Years of Service Credited
                              ---------------------------------------------------------------
      Compensation              10                         20                      30 or more
      ------------            -------                   --------                   ----------
        $ 25,000              $ 3,000                   $  6,000                    $  9,000
          50,000                6,944                     13,888                      20,832
         100,000               15,444                     30,888                      46,332
         150,000               23,944                     47,888                      71,832
         200,000               32,444                     64,888                      97,332
         250,000               40,944                     81,888                     122,832
         300,000               49,444                     98,888                     148,332
         350,000               57,044                    115,888                     173,832

   The amounts shown in the above table would be reduced by the amount of accrued benefit under the Previous Plan. The amount of reduction from the annual benefit for the following individuals are: Mr. Seglem--$38,162; Mr. Henley--$25,335; Mr. Worcester--$9,197; and Mr. Jaeger--$2,694.

   Two years and one month of service has been credited under the Plan subsequent to the Previous Plan Termination Date for each of Messrs. Seglem, Worcester, Henley and Jaeger. Years of credited service under the Previous
Plan as of the Previous Plan Termination Date for the following individuals and the amounts received by them from the Previous Plan in December 1997 in connection with the plan termination were: Mr. Seglem--16 years, three months, $174,424; Mr. Worcester--five years, 11 months; $71,993, Mr. Henley--12 years, 10 months, $261,589; and Mr. Jaeger--one year, seven months, $10,603.

   The current compensation covered by the Plan for any executive officer in the Summary Compensation Table is that amount reported in the Salary column, subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code").

   The Code limits the amount of compensation that may be taken into account for the purpose of determining the retirement benefit payable under retirement plans (such as the Plan) that are qualified under ERISA. So that the Company may provide retirement income to its senior executives and other key individuals that is commensurate as a percentage of preretirement income with that paid to other Company employees, the Company established a nonqualified Supplemental Executive Retirement Plan (the "SERP"), effective January 1, 1992, which currently covers all the executive officers listed in the Summary Compensation Table. The annual benefit presented in the above table includes the portion of retirement benefits payable through the SERP.

   To become vested in the SERP, a participant must attain age 55 and generally complete 10 years of service. Bonus amounts are included in a participant's compensation under the SERP, although excluded under the Plan. Benefits are payable out of the Company's general assets, and shall commence and be payable at the same time and in the same form as the Plan.

Severance Arrangements

   The Company has an Executive Severance Policy (the "Policy") which covers each of the executive officers named above, and provides that in the event of termination of such person's employment with the Company or its subsidiaries for reasons set forth in the Policy, or in the event of a change in control of the Company, as defined in the Policy, such executive officer will be entitled to a severance award. This award will include an amount equal to twice the executive officer's annual average cash compensation, defined as the greater of the annualized base salary at the time of severance plus the amount of bonus awarded (including amount deferred) in that year or the annual average of the executive officer's most recent five calendar years of base salary and bonus awarded (including amounts deferred), including the year of termination. The severance award will be paid in approximately equal monthly installments over a period of 24 months following the date of termination, unless the executive officer elects to receive the present value of his total severance, including the present value of executive benefits (such as life and health insurance, stock options, and financial planning and outplacement services), in a lump sum cash distribution at the time of termination.

   A change in control of the Company is defined in the Policy as: (i) a transaction, acquisition, merger, other event or series of events ("events") which results in any individual, person, entity or group acting in concert ("person") having beneficial ownership of 20% or more of the Company's common stock or voting preferred stock or any combination thereof, that will give that person ownership or control of 20% or more of the combined voting power of all stock generally entitled to vote for the election of directors; or where such person prior to a transaction, acquisition, merger, other event or series of events holds a 20% or more voting power, as defined therein, an event which increases that person's interest by 5% or more; unless a majority of those members of the Board of Directors who were in office prior to the occurrence of the event determines at the next regularly scheduled Board meeting that the event was not hostile or adverse; or (ii) a change in the membership of the Board of Directors when, in less than two years, the directors prior to the change cease to constitute a majority, unless the new directors were designated as nominees or were elected to fill a vacancy on the Board by two-thirds of the incumbent directors at the time; or (iii) a consolidation or merger as a result of which the Company is not the surviving or continuing corporation or where the Company's stock is converted into cash, securities or other property; or any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or an adoption of any plan or proposal for the liquidation or dissolution of the Company.

Compensation of Directors

   In 1998, the attendance fee for the Chairman of the Board of Directors and for each committee chairman attending a Board or committee meeting was $1,250. The attendance fee for all other directors and committee members was $1,000 per meeting. The attendance fees paid to Mr. Seglem are included in the "All Other Compensation" column of the Summary Compensation Table. In addition, under the 1991 Plan, each non-employee director of the Company should receive on September 1 of each year options to purchase 1,500 shares of Common Stock. Likewise, under the 1996 Directors' Stock Option Plan, each director should receive, as an initial grant, options to purchase 20,000 shares of Common Stock, and options to purchase 10,000 shares of Common Stock annually thereafter. In 1998, the annual retainer fee to each outside director was $15,000, $9,000 of which was paid in cash, and the remaining $6,000 of which directors could elect to receive in cash or in Common Stock of the Company.

   Mr. Hutchinson retired as an employee of the Company as of December 31, 1993. Mr. Hutchinson is entitled to receive benefit payments from the Company's SERP. These payments were not made while the Company was subject to bankruptcy court jurisdiction. A catch-up payment, including interest at the rate of 5.45% per annum, was made after the dismissal of the 1996 Bankruptcy Filing in January 1999.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

   Messrs. Klaus (Chairman), Tuttle and Hutchinson served on the Compensation and Benefits Committee during 1998.

   No member of this Committee was an officer or employee of the Company during 1998. One member of this Committee was formerly an officer of the Company. No executive officer of the Company served either as a member of the compensation committee or as a director of a company, one of whose executive officers served on the Company's Compensation and Benefits Committee, or as a member of the compensation committee of a company, one of whose executive officers served as a director of the Company.

Compensation and Benefits Committee Report on Executive Compensation

   The Compensation and Benefits Committee is responsible for setting the salaries and incentive compensation of the Company's executive officers. The Committee's objective is to attract, retain and motivate highly qualified executive officers and to reinforce their incentive to perform at the highest level, increase the Company's long-term profitability and increase stockholder value. The Committee is composed solely of directors who are not employees of the Company.

   The Committee met in February 1996, the Board of Directors, acting in place of the Committee, met in April 1997 and June 1998, and the Committee met in December 1998 to review compensation.

   The Committee has not increased the salary of Christopher K. Seglem, the Company's Chairman of the Board, President and Chief Executive Officer, since January 1996, when he received a 15.5% increase. Prior to that, his last salary increase had been in June 1993.

   With regard to Mr. Seglem's salary, the Committee considered quantitative and qualitative factors which indicated that an increase would be justified. Quantitative factors considered included (i) the Company's overall financial performance, (ii) the status of the Company's bankruptcy case, which, at the time of the Committee's meeting in December 1998 appeared likely to have a highly successful outcome, (iii) the strong performance of the Company's independent power and coal operations in 1997, projections regarding their performance in 1998 and the realization or surpassing of those projections,
(iv) the significant improvement in the Company's financial condition through the continued implementation of its strategic business plan, including the achievement of increased cash flow through identifying, funding and emphasizing the Company's strongest operations, including the acquisition of an additional 20% ownership of Westmoreland Resources, Inc., and divesting or discontinuing underperforming assets and lines of business, (v) as part of the foregoing effort, the near completion of the sale of the Company's remaining Virginia Division assets and termination of its Eastern coal operations, and (vi) the realization of net proceeds in excess of $30 million from the restructuring of the Company's Rensselaer and Ft. Drum independent power projects in June 1998, the commencement of negotiations for the sale of the Company's remaining interest in the Rensselaer project (which resulted in net proceeds in excess of $33 million in 1999) and the status of those negotiations in December 1998 when the Committee met to review compensation.

   In June 1998, when the Board of Directors considered salary levels effective July 1,1998, the Company had recently filed a plan of reorganization with the bankruptcy court, in April 1998, and that plan of reorganization and the financial information contained therein were the basis for the Committee's initial determination of July 1, 1998 salary levels. In December 1998, when the Committee met to review compensation options for 1999 and following emergence from bankruptcy, the Company--under the leadership of the Chairman, President and Chief Executive Officer--had negotiated and was in the process of finalizing a settlement agreement that preserved the Company as an ongoing enterprise and 100% of the stockholders' ownership interests in the Company.

   The qualitative factors considered by the Committee included uncontrollable factors affecting the Company's performance, the Chief Executive Officer's vision for, knowledge of and experience with the Company's business operations, his leadership qualities affecting the Company's relationships with stockholders, consultants, advisors, customers, suppliers, employees, collective bargaining organizations and the communities within which the Company has operations, his overall management abilities, initiatives and strategic planning for the future and his extraordinary efforts put forth by means of diligence, hard work and exceptionally long hours. These strengths and qualities were particularly valuable to the Company as it faced challenges during the Chapter 11 proceeding from parties who sought to liquidate the Company on the one hand or deprive its stockholders of their equity ownership in the Company on the other.

   Comparative factors considered were compensation paid to chief executive officers of comparably sized companies, and particularly of those of companies in the energy industries. A further analysis of salaries at companies in workout situations similar to an analysis presented to the Committee in early 1996 was not deemed necessary at the current time.

   The Committee's determination that Mr. Seglem deserved a salary increase was based not only on the quantitative, qualitative and comparative factors described above but also on the Committee's good faith business judgment of his performance as it related to results in 1998, the actions he had taken to preserve and enhance stockholder value and the long-term positioning of the Company. The Committee did not apply a specific formula or attach specific weights to the foregoing factors, but in general the Committee attached more significance to the Company's overall financial performance, the progress in the Chapter 11 case and the importance of Mr. Seglem to this outcome.

   Notwithstanding the apparent justification for an increase in Mr. Seglem's salary, the Committee elected to continue the freeze of his salary which had been in place since 1996. Mr. Seglem's salary has been frozen during this period in light of the Company's need to conserve its capital resources during the bankruptcy, as a gesture of good faith to the Company's creditors and stockholders and as an expression of confidence in the future success of the Company.

   With respect to the other executive officers, the Committee considered the quantitative and comparative factors mentioned above and Mr. Seglem's strong recommendation regarding these officers and the fact that the corporate headquarters performs the same functions as it did prior to the Company's restructuring plan begun in 1993 with a substantial reduction in personnel. The Committee supported Mr. Seglem's recommendation that, in light of Mr. Jaeger's significant responsibilities and increasing tenure with the Company during this challenging period, it was appropriate to bring his salary into line with the salaries of other senior executive officers. For these reasons, the salaries for the other executive officers were increased as follows: by 12.1% for Mr. Henley, 15% for Mr. Worcester and 15.6% for Mr. Jaeger effective January 1, 1996; by 7.5% for Mr. Jaeger effective July 1, 1997; and by 4% for Messrs. Henley and Worcester and 11.4% for Mr. Jaeger effective July 1, 1998. Prior to January 1, 1996, these officers had last received salary increases effective July 1, 1992 for Mr. Henley, August 9, 1993 for Mr. Worcester and September 7, 1995 for Mr. Jaeger.

   Prior to the Chapter 11 cases, and as part of the Company's restructuring plan commenced in 1993, the Company had instituted a bonus incentive program designed to compensate the Company's executive officers for the Company's strategic performance and financial results and to place a substantial portion of their total compensation package "at risk" by deferring this portion until the accomplishment of certain signal events related to restoration of the Company's financial health. The deferred portions of bonuses for 1994 and 1995 became payable during the Chapter 11 cases but, due to restrictions imposed by bankruptcy law, were not paid until after the cases were dismissed in January 1999. During the bankruptcy, the Committee did not award bonuses, and hence no bonuses for 1996, 1997 or 1998 were paid. The Committee believes that this decision was appropriate in light of the sacrifices the Company's other constituents, such as creditors and stockholders, could have been called upon to make in connection with the Chapter 11 cases. At its meeting in December 1998, the Committee declined to make any salary adjustments or award bonuses until after the Company had successfully emerged from bankruptcy under consensual terms of dismissal. Bonuses were paid to the Company's executive officers following the consensual dismissal of the bankruptcy. See footnote 2 to the "Summary Compensation Table" above.

   In addition, the Committee believes that stock options and restricted stock awards are an important feature of executive compensation. Stock option awards made to executive officers are designed to align the interests of management more closely with those of the stockholders of the Company by increasing stock ownership by management. Accordingly, options and restricted stock had been awarded executive officers for 1995 and previous years, but for the reasons given above, no stock options or shares of restricted stock have been awarded as of the date hereof to executive officers during or with respect to 1996, 1997 or 1998.

                                             William R. Klaus, Chairman
                                             Pemberton Hutchinson
                                             Edwin E. Tuttle

Performance Graph

   The following Performance Graph compares the cumulative total stockholder return on the Company's Common Stock for the five-year period December 31, 1993 through December 31, 1998 with the cumulative total return over the same period of the AMEX Market Index and the Dow Jones Coal Index, which is comprised of the following companies: Arch Coal Inc., China Energy Resources, Pittston Minerals Group, Penn Virginia Corporation and Yanzhou Coal Mining. These comparisons assume an initial investment of $100 and reinvestment of dividends. The Common Stock and Depositary Shares traded on the New York Stock Exchange until December 23, 1996, when trading was halted in connection with the 1996 Bankruptcy Filing. Public trading for the Common Stock and Depositary Shares resumed in February 1997 on the Over the Counter Bulletin Board. After the Company emerged from bankruptcy in January 1999, it applied to list the Common Stock and the Depositary Shares on the American Stock Exchange. On March 30, 1999, the listing application was approved.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     Among Westmoreland Coal Company, AMEX
                       Market Index and Peer Group Index

                       [PERFORMANCE GRAPH APPEARS HERE]

                          12/31/93 12/30/94 12/29/95 12/23/96 12/31/97 12/31/98
                          -------- -------- -------- -------- -------- --------
Westmoreland Coal
 Company.................   $100   $128.57  $ 50.00  $ 19.05  $ 27.38  $ 72.62
AMEX Market Index........    100     88.33   113.86   120.15   144.57   142.61
Dow Jones Coal Index.....    100     97.81    74.96    96.58   100.98    61.45

                              CERTAIN TRANSACTIONS

   Westmoreland Resources, Inc., a 80% owned subsidiary, has a coal mining contract with Morrison Knudsen Company, Inc., one of its stockholders. Mining costs incurred under the contract were $22,654,000, $24,295,000, and $16,552,000 in 1998, 1997 and 1996, respectively.

                              INDEPENDENT AUDITORS

   The Board of Directors has appointed KPMG LLP, independent public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1999. The Company expects that a representative of that firm will be present at the Special Meeting and will have the opportunity to make a statement and to respond to appropriate questions from the stockholders.

                             STOCKHOLDER PROPOSALS

   In order to be considered for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal must be received by the Corporate
Secretary no later than           , 1999. If a stockholder proposal submitted
outside of Rule 14a-8 under the Exchange Act intended to be brought before the
2000 Annual Meeting is received by the Corporate Secretary after February   ,
2000, which is 45 days from the anniversary of the date of the mailing of this Proxy Statement, such proposal shall be considered untimely and the proxy cards used for such 2000 Annual Meeting may confer to the persons named in such proxy cards discretionary authority to vote in the best judgment of such persons on any such matter. All proposals should be addressed to Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903,
Attention: Corporate Secretary.

                            SOLICITATION OF PROXIES

   The Company will bear the entire cost of soliciting its proxies for the Special Meeting. Proxies may be solicited in person or by mail, telephone, facsimile and other means, and may be solicited personally by directors, officers or employees of the Company who will not receive special compensation for such services. The Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of Common Stock and beneficial owners of Depositary Shares. The Company has retained Morrow & Co., Inc. ("Morrow") for solicitation services in connection with the solicitation. If the Dissident Group actually solicits proxies to replace some or all of the current directors, Morrow will receive a fee estimated at $75,000, together with reimbursement for its reasonable out-of-pocket expenses. The Company has agreed to indemnify Morrow against certain liabilities and expenses. It is anticipated that Morrow will employ approximately 25 persons to solicit stockholders for the Special Meeting if such an election contest actually develops. Costs incidental to the solicitation of proxies in an election contest include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses and are expected to be approximately $200,000, in addition to the fees of Morrow described above (excluding the amount normally expended by the Company for the solicitation of proxies at its stockholder meetings). Total costs incurred to date for, in furtherance of, or in connection with these solicitations of proxies are approximately $115,000.

   Certain information about the directors, executive officers and certain employees of the Company and its subsidiaries who may also solicit proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to shares of Common Stock and Depositary Shares owned by such parties and certain transactions between any of them and the Company and its subsidiaries.

   Included in this mailing is a copy of the Company's 1998 Annual Report to Stockholders, which includes the Company's 1998 Annual Report on Form 10-K/A.

   Additional copies of the Company's 1998 Annual Report on Form 10-K/A may be obtained without charge upon written request to Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903.

                                 OTHER BUSINESS

   Stockholders are invited to submit nominees for the Board of Directors and proposals for consideration at the Special Meeting. The Board of Directors has no present intention of bringing any other business before the Special Meeting. Other than the possible effort by the Dissident Group to remove the present Board of Directors and to replace some or all of such directors with nominees to be chosen by the Dissident Group as indicated in its Schedule 13D Filing, the Board of Directors has not been informed of any other proposals or matters that are to be presented at the Special Meeting. If any other proposals or matters properly come before the Special Meeting, however, the persons named in the enclosed WHITE proxy card will vote, at their discretion in accordance with their best judgment as to the best interests of the Company and its stockholders, all the shares of Common Stock and Depositary Shares represented by duly executed WHITE proxy cards.

                                          By order of the Board of Directors.

                                          Charles H. Finkenstadt, Jr.
                                          Corporate Secretary

                                  SCHEDULE I

           INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES OF THE COMPANY AND ITS SUBSIDIARIES

   The following table sets forth the name and the present occupation or employment (except with respect to the directors and executive officers, whose principal occupation is set forth in the Proxy Statement), and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors and executive officers of the Company, (2) certain directors of the Company's subsidiaries and (3) certain employees of the Company and its subsidiaries who may assist in soliciting proxies from stockholders of the Company. Unless otherwise indicated below, the principal business address of each such person is 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903 and such person is an employee of the Company. Directors are indicated by an asterisk.

                Directors and Executive Officers of the Company

Name and Principal
Business Address
------------------
R. Page Henley, Jr.

Pemberton Hutchinson*

Robert J. Jaeger

Robert E. Killen*
The Killen Group, Inc.
1189 Lancaster Avenue
Berwyn, PA 19312

William R. Klaus*
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103

Thomas W. Ostrander*
Salomon Smith Barney Inc.
Seven World Trade Center--32nd Floor
New York, NY 10048

Christopher K. Seglem*

James W. Sight*
8500 College Blvd.
Overland Park, KS 66210

Edwin E. Tuttle*

Theodore E. Worcester

                Certain Directors of Subsidiaries of the Company

Name and Principal                          Present Office or Other Principal
Business Address                            Occupation or Employment
------------------                          ---------------------------------
Clyde Joseph Presley....................... Member of the Board of Directors,
Westmoreland Resources, Inc.                Westmoreland Resources, Inc.
Box 449
Hardin, MT 59034

Ronald W. Stucki........................... Member of the Board of Directors,
Westmoreland Resources, Inc.                Westmoreland Resources, Inc.
Box 449
Hardin, MT 59034


                      Certain Employees of the Company and
                 Its Subsidiaries Who May Also Solicit Proxies

Name and Principal                          Present Office or Other Principal
Business Address                            Occupation or Employment
------------------                          ---------------------------------
Gregory M. Daniels ........................ Vice President Human Resources and
                                            President, Virginia Division, of the
                                            Company

Edward J. Demeter.......................... Vice President--Distribution,
Westmoreland Coal Sales Company             Westmoreland Coal Sales Company
725 Wright Drive
Maple Glen, PA 19002

Paul W. Durham............................. Assistant General Counsel and Assistant
                                            Secretary of the Company

Charles H. Finkenstadt, Jr................. Corporate Secretary of the Company
Diane S. Jones............................. Manager, Business Development & Corporate
                                            Relations of the Company

Name and Principal                          Present Office or Other Principal
Business Address                            Occupation or Employment
------------------                          ---------------------------------
W. Michael Lepchitz........................ President & General Counsel,
Westmoreland Energy, Inc.                   Westmoreland Energy, Inc.
Citizens Commonwealth Building
300 Preston Avenue, 5th Floor
Charlottesville, VA 22902

Larry W. Mikkola........................... Controller of the Company and Controller
                                            and Vice
                                            President of Westmoreland Resources, Inc.

David W. Simpson........................... President,
Westmoreland Resources, Inc.                Westmoreland Resources, Inc.
Box 449
Hardin, MT 59034

Gregory S. Woods........................... Executive Vice President,
Westmoreland Energy, Inc.                   Westmoreland Energy, Inc.
Citizens Commonwealth Building
300 Preston Avenue, 5th Floor
Charlottesville, VA 22902

                                  SCHEDULE II

      SHARES HELD BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES
         OF THE COMPANY AND ITS SUBSIDIARIES AND CERTAIN TRANSACTIONS
           BETWEEN ANY OF THEM AND THE COMPANY AND ITS SUBSIDIARIES

Ownership of Shares

   The shares of Common Stock and Depositary Shares held by directors and executive officers of the Company are set forth in the Proxy Statement. The following officers and employees of the Company and its subsidiaries and the following directors of the Company's subsidiaries own the following shares of Common Stock or Depositary Shares as of March 23, 1999:

   Name of                             Shares of Common Stock Depositary Shares
  Beneficial Owner                       Beneficially Owned   Beneficially Owned
--------------------                   ---------------------- ------------------
Gregory M. Daniels....................         31,933(/2/)            32(/1/)

Edward J. Demeter.....................          7,235(/3/)            13(/1/)

Paul W. Durham........................            --                 --

Charles H. Finkenstadt, Jr............            --                 --

Diane S. Jones........................              5                  2(/1/)

W. Michael Lepchitz...................         41,790(/4/)             7(/1/)

Larry W. Mikkola......................          5,255(/5/)           --

Clyde Joseph Presley..................            --                 --

David W. Simpson......................          3,000(/6/)           --

Ronald W. Stucki......................            --                 --

Gregory S. Woods......................         47,598(/7/)           --

--------
(1) Includes Depositary Shares contained in the individual's 401(k) Plan accounts.

(2) Includes 25,000 shares which may be purchased under the 1985 Plan and the 1995 Plan and 5,703 shares held by the Mellon Bank, as trustee of the 401(k) Plan.

(3) Includes 5,000 shares which may be purchased under the 1995 Plan and 1,235 shares held by the Mellon Bank, as trustee of the 401(k) Plan.

(4) Includes 15,000 shares which may be purchased under the 1995 Plan, and 290 shares held by the Mellon Bank, as trustee of the 401(k) Plan.

(5) Includes 5,000 shares which may be purchased under the 1995 Plan and 255 shares held by the Mellon Bank, as trustee of the 401(k) Plan.

(6) Includes 3,000 shares held by the Mellon Bank, as trustee of the 401(k)
    Plan.

(7) Includes 20,000 shares which may be purchased under the 1995 Plan and 11,088 shares held by the Mellon Bank, as trustee of the 401(k) Plan.

Purchases and Sales of Securities

   The following table sets forth information concerning all purchases and sales of securities of the Company by directors, executive officers and certain employees since March 23, 1997:

                                                          Number of   Number of
                                   Date of    Nature of   Shares of   Depositary
Name                             Transaction Transaction Common Stock   Shares
----                             ----------- ----------- ------------ ----------
Directors:
Robert E. Killen................  11/04/97    Purchase       2,000
                                  03/12/99       (1)        10,184
William R. Klaus................  03/12/99       (1)         1,714
Thomas W. Ostrander.............  03/12/99       (1)         5,142
James W. Sight..................  02/03/98      Sale         8,500
                                  02/04/98      Sale        10,000
                                  02/05/98      Sale         6,500
                                  02/06/98      Sale         7,500
                                  02/06/98      Sale         2,500
                                  02/10/98      Sale         2,500
                                  03/24/98      Sale        15,000
                                  03/25/98      Sale        15,000
                                  04/03/98      Sale        11,000
                                  04/09/98      Sale         7,500
                                  04/16/98      Sale        11,500
                                  04/29/98      Sale        10,000

Edwin E. Tuttle.................  03/12/99       (1)         5,142

Executive Officers:

R. Page Henley, Jr..............  03/19/99       (2)        25,000

Theodore E. Worcester...........     (3)         (3)         (3)

Subsidiary Directors:

Ronald W. Stucki................   12/5/97      Sale            94        93

Certain Employees:

Gregory M. Daniels(/4/).........   3/19/99       (2)         1,000

Edward J. Demeter...............   3/19/99       (2)         1,000

W. Michael Lepchitz.............   3/19/99       (2)        11,500
                                   3/22/99       (5)        15,000

Gregory S. Woods(/6/)...........   3/19/99       (2)         6,500
                                   3/22/99       (5)        10,000

--------
(1) Restricted shares issued in lieu of cash payments for a portion of the director's annual retainer fee.

(2) Restricted shares granted under the 1995 Plan.

(3) Mr. Worcester is a participant in the Company's 401(k) Plan, which provides investment alternatives including the Company's Common Stock Fund. From March 1997 to March 1999, Mr. Worcester has made monthly contributions to purchase Common Stock in connection with his 401(k) Plan account. These monthly contributions ranged from $200 to $489. At December 31, 1997, December 31, 1998 and March 23, 1999, he had 4,295 shares, 6,664 shares and shares of Common Stock, respectively, in such 401(k) Plan account.

(4) Mr. Daniels is a participant in the Company's 401(k) Plan, which provides investment alternatives including investments in the Company's Common Stock and Depositary Shares. From March 1997 to March 1999, Mr. Daniels has made contributions to his 401(k) Plan account and investment decisions in connection with such 401(k) Plan account, which contributions and investment decisions have included frequent acquisitions and dispositions of shares of Common Stock and Depositary Shares. At December 31, 1997, December 31, 1998 and March 23, 1999, he had 4,136 shares, 5,049 shares and
        shares of Common Stock, respectively, and 54, 30 and     Depositary
    Shares in such 401(k) Plan account.

(5) Shares purchased upon exercise of options under the 1995 Plan.

(6) Mr. Woods is a participant in the Company's 401(k) Plan, which provides investment alternatives including investments in the Company's Common Stock and Depositary Shares. From March 1997 to March 1999, Mr. Woods has made contributions to his 401(k) Plan account and investment decisions in connection with such 401(k) Plan account, which contributions and investment decisions have included frequent acquisitions and dispositions of shares of Common Stock and Depositary Shares. At December 31, 1997, December 31, 1998 and March 23, 1999, he had 10,083 shares, 13,136 shares
    and     shares of Common Stock, respectively in such 401(k) Plan account.

Other Transactions and Relationships

   Christopher K. Seglem, Theodore E. Worcester, and Paul W. Durham have agreed to serve as the proxies on the Company's WHITE Special Meeting proxy card.

   Except as disclosed in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company and its subsidiaries named in Schedule I owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule or in the Proxy Statement, to the best knowledge of the Company, its directors and executive officers or the employees of the Company and its subsidiaries named in Schedule I, none of their associates beneficially owns, directly or indirectly, any securities of the Company. The Company owns, directly or indirectly, all of the common stock of its subsidiaries Westmoreland Coal Sales Company, Westmoreland Energy, Inc., Westmoreland Terminal Company, Kentucky Criterion Coal Company, Pine Branch Mining Co., WEI-Fort Lupton, Inc., WEI Rensselaer, Inc., WEI Roanoke Valley, Inc., Westmoreland-Altavista, Inc., Westmoreland-Corona, Inc., Westmoreland-Fort Drum, Inc., Westmoreland Franklin, Inc., Westmoreland-Hopewell, Inc.,Westmoreland Technical Service, Inc., Cleancoal Terminal Co., Criterion Coal Co., Deane Processing Co. and Eastern Coal and Coke Co. The Company also owns 80% of the common stock of Westmoreland Resources, Inc.

   Other than as disclosed in this Schedule and in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company and its subsidiaries named in Schedule I has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Special Meeting.

   The Company entered into a Master Agreement dated as of January 4, 1999 (the "Master Agreement") among the Company, certain of its subsidiaries, the United Mine Workers of America, the UMWA 1992 Benefit Plan, the UMWA Combined Fund, the UMWA 1974 Pension Trust, and the Official Committee of Equity Security Holders, which facilitated the termination of the Company's bankruptcy case. The Master Agreement provides, among other things, that a meeting of the Company's stockholders for matters including the election of directors be held no later than March 31, 1999, unless the Company commenced a tender offer for Depositary Shares that provides for accepting and paying for shares no later than April 6, 1999. The tender offer commenced by the Company on March 10, 1999 does provide for accepting and paying for shares no later than April, 6, 1999. Accordingly, the Master Agreement permits the Company to hold its meeting of stockholders no later than the first business day that is at least 35 days after the Company has accepted and paid for shares purchased in the Tender Offer. The Company also agreed to invite stockholders to submit nominees for the Board of Directors and proposals for consideration at the meeting. Under the Master Agreement, the Company agreed that, until the stockholder meeting is concluded, the Company's Board of Directors will not:
(a) amend its stockholder rights plan, (b) undertake any extraordinary purchases, mergers, acquisitions, recapitalizations, or restructurings (other than asset dispositions or transactions to preserve the value of existing assets), or (c) borrow money outside of the ordinary course of business or pledge material assets to secure debt (other than any bonding requirements under applicable law, including workers' compensation laws or environmental laws, or any requirement under the Master Agreement and exhibits thereto). The Company also agreed that its Board of Directors will not take any action that could interfere with the exercise of stockholder rights at the meeting, including, but not limited to, amending its bylaws: (a) to create or implement a staggered board, (b) to require that removal of directors be for cause only,
(c) to impose additional time periods or qualification requirements to make the nomination of Board members more difficult, or (d) increase the number of directors on the Board. Other than as disclosed in this Schedule and in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company and its subsidiaries named in Schedule I is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

   Other than as set forth in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company and it subsidiaries named in Schedule I, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

   Other than as set forth in this Schedule and in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company and its subsidiaries named in
Schedule I, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

                                   IMPORTANT

   Your proxy is important. No matter how many shares of Common Stock or Depositary Shares you own, please give the Company your proxy "FOR" the election of your Board's nominees for director by signing, dating and returning the Company's WHITE proxy card today in the postage prepaid envelope provided.

   If any of your shares of Common Stock or Depositary Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the Company's WHITE proxy card as soon as possible.

   If you have any questions or require any additional information or assistance, please contact our proxy solicitor:

                               MORROW & CO., INC.
                         Call Toll Free (800)    -

--------------------------------------------------------------------------------
P R O X Y

 Common

[LOGO OF WESTMORELAND COAL]
                           WESTMORELAND COAL COMPANY
                     Proxy for Shares of COMMON STOCK Only
   Solicited on Behalf of the Board of Directors of Westmoreland Coal Company
                  for the Special Meeting of the Stockholders
                       May 11, 1999 at   :00, Local Time

The undersigned hereby appoints Christopher K. Seglem, Theodore E. Worcester and Paul W. Durham and each of them acting in the absence of the others, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to represent and vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Special Meeting of the Stockholders of Westmoreland Coal Company, or at any adjournment or postponement thereof.

This proxy grants discretionary authority (1) to vote for a substitute nominee of the board of directors if any nominee for director is unable to serve or for good cause will not serve as a director (unless authority to vote for all nomi-nees or for the particular nominee who has ceased to be a candidate is with-
held) and (2) to vote in accordance with the best judgment of the named proxies on other proposals or matters that may come before the meeting. The Board of Directors recommends a vote "FOR" the nominees.

This card also serves to instruct Mellon Bank, N.A., Trustee of the Westmore-land Coal Company and Affiliated Companies Employees Savings/Retirement Plan (the "Plan"), how to vote shares held by the Trustee for any stockholders or employees participating in the Plan. The Trustee has been authorized in its discretion to exercise voting rights for shares held in the Plan if no written instructions are received. Written voting instructions must be received by the Trustee by May 7, 1999. Voting instructions received by the Trustee will be kept confidential.

              Election of Directors by the holders of
              Common Stock, Nominees:

              Pemberton Hutchinson, William R. Klaus,
              Thomas W. Ostrander, Christopher K.
              Seglem and Edwin E. Tuttle

The proxies cannot vote your shares unless you sign and return this card.

                                                                  -------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                  -------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            COMMON STOCKHOLDERS ONLY

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" the nominees.

[LOGO OF WESTMORELAND COAL]

The Board of Directors recommends a vote "FOR" this proposal.

1. Election of Nominees as Directors by the Holders of Common Stock
   (see reverse)

   FOR  WITHHELD
   [_]    [_]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

________________________________________________________________________________
(Signature)

________________________________________________________________________________
(Signature, if jointly held)

Title: _________________________________________________________________________

Dated: ___________________________________________________________________, 1999

NOTE: Please date this proxy card and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return the signed proxy card in the enclosed postage prepaid envelope.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
P R O X Y

 Depositary

[LOGO OF WESTMORELAND COAL]
                           WESTMORELAND COAL COMPANY
                        Proxy for DEPOSITARY SHARES Only
   Solicited on Behalf of the Board of Directors of Westmoreland Coal Company
                  for the Special Meeting of the Stockholders
                       May 11, 1999 at   :00, Local Time

The undersigned hereby appoints Christopher K. Seglem, Theodore E. Worcester and Paul W. Durham and each of them acting in the absence of the others, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to represent and vote the number of Depositary Shares that the undersigned would be entitled to vote if then personally present at the Special Meeting of the Stockholders of Westmoreland Coal Company, or at any ad-journment or postponement thereof.

This proxy grants discretionary authority (1) to vote for a substitute nominee of the board of directors if any nominee for director is unable to serve or for good cause will not serve as a director (unless authority to vote for all nomi-nees or for the particular nominee who has ceased to be a candidate is with-
held) and (2) to vote in accordance with the best judgment of the named proxies on other proposals or matters that may come before the meeting. The Board of Directors recommends a vote "FOR" the nominees.

This card also serves to instruct Mellon Bank, N.A., Trustee of the Westmore-land Coal Company and Affiliated Companies Employees Savings/Retirement Plan (the "Plan"), how to vote shares held by the Trustee for any stockholders or employees participating in the Plan. The Trustee has been authorized in its discretion to exercise voting rights for shares held in the Plan if no written instructions are received. Written voting instructions must be received by the Trustee by May 7, 1999. Voting instructions received by the Trustee will be kept confidential.

              Election of Directors by the holders of
              Depositary Shares, Nominees:
              Robert E. Killen and James W. Sight

The proxies cannot vote your shares unless you sign and return this card.

                                                                   -------------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                   -------------
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                          DEPOSITARY SHAREHOLDERS ONLY

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" the nominees.

The Board of Directors recommends a vote "FOR" this proposal.

[LOGO OF WESTMORELAND COAL]

1. Election of Nominees as Directors by the Holders of Depositary Shares (see reverse)

   FOR  WITHHELD
   [_]    [_]

For, except vote withheld from the following nominee:

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________________________________________________________________________________
(Signature)

________________________________________________________________________________
(Signature, if jointly held)

Title: _________________________________________________________________________

Dated: ___________________________________________________________________, 1999

NOTE: Please date this proxy card and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return the signed proxy card in the enclosed postage prepaid envelope.
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